Pernix Group, Inc. Announces Partial Sale of Fijian Subsidiary

LOMBARD, IL — December 2, 2014 — Pernix Group, Inc. (OTCQB: PRXG) today announced the completion of a sale of a 25% ownership interest in Pernix (Fiji) Limited (“PFL”), which was a wholly-owned subsidiary of Pernix prior to the sale and is located in Fiji. The transaction closed on September 25, 2014, with cash proceeds from the sale of approximately FJD 4.35 million (or approximately $2.3 million USD).

The 25% interest in PFL has been transferred to Fijian Holdings Limited (“FHL”) (http://www.fijianholdings.com.fj), a Fiji based company, which specializes in owning and operating local major Fijian companies in order to further the economic conditions for indigenous Fijians. FHL has regional interests in the South Pacific as well.

Since early 2000, PFL has been responsible for the operation and maintenance of the Kinoya & Vuda Power Stations, both owned by the Fiji Electricity Authority. In January of 2014, Pernix was awarded a USD $29mil contract to build a new power station alongside the existing Kinoya plant. Fiji recently experienced a very successful democratic election. This has ushered in a wave of foreign investment and assistance.  Fiji plans to significantly invest in its infrastructure, and tourism industry.

Pernix Group’s CEO & President, Nidal Zayed said that this deal would only deepen the Company’s commitment to Fiji, and added that the intent “is to bring two companies together, not only to increase our shareholder value but to make an impact on the local community and its people. Pernix is now extremely well placed to make a difference in Fiji and we anticipate significant growth in our business there. Fijian Holdings is an ideal partner.  They will support our growth with project level co-investment and we will have access to their local and regional contacts.”

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor primarily in the federal government and private commercial markets; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Patrick J. Gainer

Chief Financial Officer

Pernix Group, Inc.

Tel: (630) 620-4787

pgainer@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com